SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

Date of Report  (Date of           January 12, 1997
earliest event reported)

                         SHOWBOAT, INC.
       (Exact name of Registrant as specified in charter)

                             Nevada
         (State or other jurisdiction of incorporation)

       1-7123                                   88-0090766
  (Commission File                             (IRS Employee
      Number)                               Identification No.)

2800 Fremont Street, Las Vegas, Nevada                   89104
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code (702) 385-9123

                         Not Applicable
  (Former name or former address, if changed since last report)


               THIS DOCUMENT CONSISTS OF 3 PAGES.

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Item 5.   Other Events

           On January 12, 1997, Showboat, Inc., a Nevada publicly traded corporation ("Showboat"), and Publishing & Broadcasting Limited, a public company listed on the Australian Stock Exchange ("PBL"), announced that they reached an agreement in principle with respect to the acquisition by PBL of a significant portion of Showboat's interests in the Sydney Harbour Casino located in Sydney, New South Wales, Australia. Through wholly-owned subsidiaries, Showboat is the largest single shareholder, holding 135 million ordinary shares or 24.6% of the issued and outstanding ordinary shares of Sydney Harbour Casino Holdings Limited ("SHC"), the parent company of the casino licensee. In addition, Showboat holds, through subsidiaries, an option to purchase approximately 37.4 million ordinary shares of SHC at an exercise price of A$1.15 (dollars Australian) per share. This option may be exercised between July 1, 1998 and June 30, 2000. Showboat also has an 85% interest in the management company which operates the Sydney Harbour Casino.

           The proposed transactions contemplates that PBL will acquire from Showboat approximately 55 million ordinary shares of SHC, which represents approximately 10% of the issued voting shares of SHC, at a price of A$1.85 per share, subject to certain adjustments. Additionally, the agreement in principle contemplates PBL granting to Showboat a put option to sell to PBL another 54 million ordinary shares at an exercise price of A$1.85 per share. The put option will expire March 31, 1999. The transaction further contemplates, under arrangements to be concluded, that PBL would succeed to the management contract for the casino for an additional purchase price of A$240 million. Showboat, through subsidiaries, has an 85% interest in the management contract for the Sydney casino.

            The transaction is subject to the execution of definitive agreements and the receipt of all governmental and regulatory consents and approvals. Additionally, certain third parties will need to consent to the transaction prior to the transaction's consummation.

Item 7.   Financial Statements and Exhibits

          (a)  Financial Statements of Businesses Acquired.

               Not Applicable.

          (b)  Pro Forma Financial Information.

               Not Applicable.

          (c)  Exhibits.

               Not Applicable

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                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 SHOWBOAT, INC.
                                 (Registrant)


Dated: January _____, 1997       By: /s/ H. Gregory Nasky
                                     H. Gregory Nasky
                                     Executive  Vice President
                                     and Secretary

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